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                                                                    EXHIBIT 99.1


FOR FURTHER INFORMATION:        SANDRA FRUHMAN, MEDIA,  713 207-3123
                                DENNIS BARBER, INVESTORS,  713 207-3042


FOR IMMEDIATE RELEASE:          OCTOBER 9, 2002


                    RELIANT RESOURCES NAMES NEW BOARD MEMBERS


HOUSTON, TX. Reliant Resources, Inc. (NYSE: RRI) announced today that three new members have been elected to the company's Board of Directors. E. William Barnett, Donald J. Breeding and Joel V. Staff will fill vacancies created by resignations in connection with the recent spin-off of Reliant Resources from CenterPoint Energy.

"We are pleased and honored to have individuals with the qualifications and the wealth of experience that Bill, Don and Joel bring to Reliant Resources," said Steve Letbetter, Reliant Resources chairman and CEO. "I believe we have a very strong and independent board representing different industries and professional backgrounds to provide exceptional guidance as Reliant Resources moves forward as an independent company."

Barnett is a retired partner and currently senior counsel with Baker Botts L.L.P. He began practicing law with Baker Botts in 1958 and served as managing partner from 1984 through the end of 1997. His practice concentrated on the areas of commercial litigation and antitrust law. He handled a number of major antitrust cases and is a former chairman of the Antitrust Section of the American Bar Association. He is a fellow of the American College of Trial Lawyers.

Barnett received his B.A. in 1955 from Rice University and his LL.B. in 1958 from The University of Texas Law School. He serves on the boards of numerous educational, health care and community organizations including chairman of the Board of Trustees of Rice University and life trustee of The University of Texas Law School foundation.


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Breeding has been president and CEO of Airline Management, LLC, engaged in aviation and airline consulting, since 1997. From 1992 to 1997, he was president and CEO of Continental Micronesia, a majority-owned subsidiary of Continental Airlines. From 1988 to 1992, he was senior vice president operations for Continental Airlines with responsibility for all flying operations activities of the company and responsibility for Continental Express. In previous executive positions, Breeding's responsibilities included personnel and industrial relations, customer services and flight operations. His career also included nine years in labor relations positions in energy-related companies.

Breeding serves as a member of the Board of Directors of Pinnacle Airlines, Inc. and Miami Air International. He earned his B.B.A. degree from The University of Texas and did graduate studies at Oklahoma City University.

Staff is a private investor. Until May 2002, he was with National-Oilwell, Inc. where he served as chairman, president and CEO from July 1993 - May 2001. Previously, he spent 17 years with Baker Hughes, Inc. where he held various financial and general management positions, including senior vice president of the parent company and president of both the drilling and production groups.

Staff earned his B.B.A. from the University of Texas in 1967 and his M.B.A. from Texas A & M University - Kingsville in 1971. In 1972, he became a Certified Public Accountant in the State of Texas. He serves on the boards of National-Oilwell, Inc. where he is a member of the Executive Committee and Ensco International, Incorporated where he is a member of the Audit Committee. He is chairman of the Board of T-3 Energy Services, Inc. where he also serves as chairman of the Compensation and Nominating Committee and as a member of the Audit Committee.

Reliant Resources, based in Houston, Texas, provides electricity and energy services to wholesale and retail customers in the U.S. and Europe, marketing those services under the Reliant Energy brand name. It has more than 21,000 megawatts of power generation capacity in operation, under construction or under contract in the U.S. The company also has nearly 3,500 megawatts of power generation in operation in Western Europe. At the retail level, Reliant Resources provides a complete suite of energy products and services to 1.7 million electricity customers in Texas ranging from residences and small businesses to large commercial, institutional and industrial customers. For more information, visit our web site at www.reliantresources.com.


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